EXHIBIT 99.1
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                 [Davis Ward Phillips & Vineberg LLP Letterhead]


January 17, 2006


BY FAX AND COURIER

Mr. James R. Van Horn
Vice President, General Counsel and Secretary
Hollinger International Inc.
712 Fifth Avenue
New York, NY 10019

Dear Mr. Van Horn:

HOLLINGER INTERNATIONAL INC. - 2005 ANNUAL MEETING OF STOCKHOLDERS

We wish to advise you that Hollinger Inc., 4322525 Canada Inc. (formerly 504468 N.B. Inc.) (collectively, "Inc.") intend to attend and vote at the 2005 Annual Meeting of Stockholders of Hollinger International Inc. to be held on January 24, 2006. For your information, 504468 N.B. Inc. was continued under the CANADA BUSINESS CORPORATIONS ACT as 4322525 Canada Inc.; it's the same entity with a new name.

Inc. will be represented by Randall Benson, the Chief Restructuring Officer of Hollinger Inc., and David Rattee, a director. Mr. Benson and Mr. Rattee will be accompanied by Jay Swartz, Nate Eimer, Ken Nachbar and Natasha MacParland who are counsel to Inc., as well as Newton Glassman who is a director of Hollinger Inc. Would you kindly arrange to ensure that all of these people are given access to and entitled to attend the meeting. If there is any specific documentation or authorization required to confirm that Mr. Benson and Mr. Rattee may vote on behalf of Inc., please advise us immediately so that we can ensure that we comply with any of your requirements. Similarly, if there is any issue with any of these people attending the meeting, please advise us immediately.

As has previously been indicated to you, Inc. feels that it should be given representation on the Beard of Directors of Hollinger International Inc. which is proportional to its equity interest in Hollinger International Inc. This is less than the representation to which Hollinger Inc. is legally entitled as the holder of the majority of the voting shares of Hollinger International Inc. As such, we intend to nominate Randall Benson and Stanley M. Beck as directors of Hollinger International Inc. at the meeting. In anticipation of such nomination, we would suggest that you have appropriate ballots to reflect the nomination of these additional directors so that the shareholders may select their choice of directors.

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Page 2                                       DAVIES WARD PHILLIPS & VINEBERG LLP



Please let us know if you have any documentary requirements to ensure that Inc.'s shares can be counted in the quorum and voted or if there are any requirements for the admission of those people who will be attending the meeting on behalf of Hollinger Inc.


Yours very truly,


/s/ Jay A. Swartz
----------------------
Jay A. Swartz

JAS/kcc



cc:   Randall Benson
      Ken Nachbar
      Nathan Eimer